Exhibit 99.1

SOURCE CAPITAL, INC.

LETTER TO SHAREHOLDERS

TO OUR SHAREHOLDERS:

Please see the important information below regarding significant changes to Source Capital, Inc., announced on November 17, 2015.

We are always pleased to receive feedback or questions from shareholders at the email address, source@fpafunds.com.

Thank you for your continued support and trust.

J. Richard Atwood
President
November 17, 2015

Source Capital Portfolio Manager Eric Ende to Retire

Los Angeles (November 17, 2015) — FPA announced today that Eric Ende, portfolio manager of Source Capital, Inc. (SOR) (the “Fund”), will step down as portfolio manager of the Fund effective December 1, 2015, and will retire from FPA at year-end. Mr. Ende has managed the Fund since 1996.

“Eric first joined FPA in 1984 and worked directly with the Fund’s prior portfolio manager, George Michaelis. After the tragic loss of George in 1996, Eric immediately assumed the lead as portfolio manager for Source Capital, and he has continued to deliver strong long-term results for shareholders for nearly two decades. We are all grateful that Eric’s investment acumen has had such a positive impact for shareholders. We wish Eric and his family all the best as he transitions into retirement,” said FPA managing partner, Rich Atwood.

The Fund’s investment objective is to seek maximum total return for shareholders from both capital appreciation and investment income to the extent consistent with protection of invested capital. After Ende’s retirement, the Fund will employ a balanced strategy, as it strives to meet this goal. The Fund will invest in public equities of large businesses from around the world, as well as primarily domestic fixed- income securities, both investment and non-investment grade. Generally, under normal conditions, 50-70% of the Fund’s assets will be allocated to equities, and 30-50% allocated to fixed-income. The Fund will vary its allocation to equities and fixed-income over time as a function of the opportunity set based on the equity managers’ evaluation of prospects in the equity market.

Mark Landecker, Steven Romick, and Brian Selmo, portfolio managers of the FPA Contrarian Value Strategy, will join the Source Capital management team as co-portfolio managers, and they will co-manage asset allocation and the equity portion of the portfolio. Thomas Atteberry and Abhijeet Patwardhan, portfolio managers of the FPA Absolute Fixed Income Strategy, will join the team as co-portfolio managers, and they will co-manage the fixed-income portion. The co-portfolio managers will utilize an investment philosophy that is consistent across FPA’s strategies — one of value orientation, bottom-up analysis, and seeking downside protection.

“We believe this is a compelling, yield-enhancing long-term strategy for shareholders,” said FPA managing partner, Steven Romick. “In addition, as part of the transition, we will utilize options that may help mitigate the Fund trading at a significant discount to NAV, including the continuation of the quarterly managed distribution policy and implementing a share repurchase plan.” Details regarding the share repurchase plan can be found below.

The new managers will transition the portfolio to the balanced strategy in an orderly fashion, taking into account prices, trading volume, and market liquidity. This transition will result in the Fund turning over virtually its entire portfolio and thereby realizing significant long-term capital gains, which will result in significant taxable distributions to shareholders, and incurring increased transaction costs for the Fund. FPA currently estimates the taxable distribution to shareholders to be approximately $39.00 per share. The Fund expects to pay these gains to shareholders along with its regular first quarter 2016 distribution.  Although the record date for the distribution has not yet been set, it is expected to be on or about February 19, 2016.

Repurchase Program Details

The Fund’s Board of Directors has approved a stock repurchase program. FPA expects to announce the start date and duration of the repurchase program in December, and will publish another announcement at that time.

Under the program, the Fund is authorized to make open-market repurchases of its common stock of up to 10% of the Fund’s outstanding shares. The Fund expects to repurchase its common stock when the discount to NAV of the trading price of its common stock on the NYSE is greater than 10%, subject to various factors, including the limitations imposed by the federal securities laws governing the repurchase of an issuer’s stock by the issuer and the ability of the Fund’s investment adviser to raise cash to repurchase shares of the Fund’s common stock in a tax-efficient manner. There is no assurance that the Fund will purchase shares at any specific discount levels or in any specific amounts.

The Fund’s Board has authorized a stock repurchase program for the Fund, in part, because repurchasing stock below NAV increases the NAV per share of the remaining stock, which may benefit all of the Fund’s stockholders.

One consequence of the repurchase program may be a higher expense ratio, as certain fixed expenses are distributed over a smaller asset base, as the Fund’s assets could be reduced by 10%. A further consequence of the stock repurchase program may be to reduce temporarily the discount of the NAV per share of the Fund’s common stock to the trading price of the Fund’s common stock on the NYSE, although no assurance can be given as to the extent, if any, or duration of any reduction in the discount.

The Board of Directors of the Fund may amend or terminate the Fund’s stock repurchase program, solely in its discretion, at any time during the duration of the program. The Board may amend the program in response to various events, including, but not limited to, changing market conditions, material variations in the Fund’s discount level, potential and meaningful adverse effects upon the Fund’s expense ratio and changes in the ability of the Fund to raise cash to repurchase its common stock in a tax-efficient manner.

The Board may consider renewing the repurchase program for calendar year 2017, which will depend, in part, on the costs and tax consequences to the Fund and its stockholders of completing the stock repurchases under the 2016 program.

Any amendment to the Fund’s announced stock repurchase program will be publicly disclosed. The Fund will disclose certain information about its stock repurchase program, including the total dollar amount, number of shares repurchased, and accretion to the Fund’s NAV per share, in its 2016 Stockholder Reports.

About FPA

FPA, a Los Angeles-based institutional money management firm, employs a disciplined approach to value investing, prudently seeking superior long-term returns while maintaining a focus on capital preservation.

FPA currently manages approximately $31 billion across multiple strategies, including five equity and one fixed income. Independently owned, FPA has 77 employees, including 29 investment professionals.

About Source Capital, Inc.

The Fund (www.sourcecapitalinc.com) is a diversified, closed-end management investment company seeking maximum total return for shareholders from both capital appreciation and investment income to the extent consistent with protection of invested capital. Its shares are listed on the New York Stock Exchange under the symbol “SOR”. The Fund is managed by First Pacific Advisors, LLC.

For investor questions, please contact:

Mark Hancock, 310-996-5454, mhancock@fpafunds.com

Ryan Leggio, 310-996-5484, rleggio@fpafunds.com

For media questions, please contact:

Tucker Hewes, 212-207-9453, tucker@hewescomm.com

You can obtain additional information by visiting the website at www.sourcecapitalinc.com, by email at crm@fpafunds.com, toll-free by calling 1-800-279-1241 (Option 1), or by contacting the Fund in writing.